Exhibit (p)(3)

Fairlead Holdings LLC

Code of Ethics

June 2026

Introduction and Overview

This Code of Ethics (the “Code”) applies to Fairlead Holdings LLC (“Holdings”), Fairlead Asset Management LLC (“FAM”), and Fairlead Strategies LLC (“FS”) (collectively, the “Firm”).

FAM is an SEC-registered investment adviser and serves as sub-adviser to an investment fund (the “Fund”). FS is also an SEC-registered investment adviser and provides investment advisory services, including technical research, market commentary, and subscription-based advisory and consulting services. Holdings provides administrative and operational support services and does not provide investment advisory services. Where this Code references “Advisory Clients,” such references apply to advisory relationships of FAM and FS, as applicable.

This Code is designed to establish standards of conduct consistent with the Firm’s fiduciary obligations, applicable securities laws, and industry best practices. FAM and FS, as registered investment advisers, owe a fiduciary duty to act in the best interests of their clients and must place client interests ahead of their own.

All Associated Persons are expected to adhere to both the letter and the spirit of this Code. This includes acting with integrity, professionalism, and sound judgment in all aspects of their roles.

This Code includes the following sections:

•	Definitions
•	Fiduciary Duty Standards
•	Code of Ethics Compliance and Administration
•	Guidelines for Professional Standards
•	Personal Trading Policies
•	Sanctions and Reporting Violations
•	Insider Trading Policies

If you have any questions regarding this Code or its application, you should consult the Chief Compliance Officer. Do not make assumptions or rely on informal guidance.

Violations of this Code will be taken seriously and may result in disciplinary action, including but not limited to fines, disgorgement of profits, suspension, or termination of employment.

Violations may occur not only through improper trading activity, but also through failures in reporting, inaccurate disclosures, or conduct inconsistent with the Firm’s ethical standards, regardless of whether any client harm occurs.

Firm Structure and Responsibilities

Fairlead operates through three affiliated entities under common control: Fairlead Holdings LLC (“Holdings”), Fairlead Asset Management LLC (“FAM”), and Fairlead Strategies LLC (“FS”). Each entity has distinct responsibilities, and this Code of Ethics is designed to reflect those roles.

Fairlead Holdings LLC (“Holdings”)

Holdings is a non-advisory entity that employs personnel and provides administrative, operational, and support services to FAM and FS. Holdings does not provide investment advisory services.

Fairlead Asset Management LLC (“FAM”)

FAM is an SEC-registered investment adviser and serves as sub-adviser to an investment fund (the “Fund”). FAM is responsible for providing investment recommendations and portfolio management decisions in connection with the Fund’s investment strategy.

Fairlead Strategies LLC (“FS”)

FS is an SEC-registered investment adviser. FS provides investment advisory services, including technical market analysis, research, and subscription-based advisory and consulting services to retail and institutional clients. FS may provide actionable market insights, recommendations, and portfolio-related guidance.

Application of Fiduciary Duties

FAM owes a fiduciary duty to the Fund for which it provides sub-advisory services. FS owes a fiduciary duty to its advisory clients, including those receiving advisory or consulting services through subscription or other arrangements.

Shared Personnel and Responsibilities

Personnel are employed by Holdings but may act on behalf of FAM and/or FS. When performing services for a particular entity, Associated Persons are subject to the policies, procedures, and regulatory obligations applicable to that entity.

DEFINITIONS

The following terms have the meanings set forth below for purposes of this Code of Ethics (the “Code”):

Firm – Refers collectively to Fairlead Holdings LLC (“Holdings”), Fairlead Asset Management LLC (“FAM”), and Fairlead Strategies LLC (“FS”).

Access Person – A Supervised Person who has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities, is involved in making securities recommendations, or has access to such recommendations that are nonpublic. All directors, officers, and partners of the Firm are presumed to be Access Persons.

Advisory Client – Any person or entity to whom FAM or FS provides investment advisory services, renders investment advice, or makes investment decisions for compensation.

Associated Person – For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as “Associated Persons.”

Beneficial Ownership – Any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including securities owned by members of an Access Person’s immediate family or household, as defined below.

Chief Compliance Officer (“CCO”) – Dan Wychulis, or any individual designated to perform the functions of CCO in his absence. For purposes of reviewing the CCO’s own transactions, such responsibilities will be assigned to another qualified individual and documented accordingly.

Covered Account – Any account in which an Access Person has direct or indirect Beneficial Ownership.

Covered Associate – For purposes of political contributions, includes: (i) any general partner, managing member, executive officer, or similar individual; (ii) any employee who solicits a government entity and any person who supervises such employee; and (iii) any political action committee controlled by the Firm or such persons.

Members of the Family/Household – Includes:

•	A spouse or domestic partner (unless not living in the same household and no financial support is provided);
•	Children under age 18;
•	Children age 18 or older (living in the same household or receiving financial support); and
•	Any individual living in the household, including stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws, and adoptive relationships.

Security or Securities – Any instrument defined as a “security” under the Investment Advisers Act of 1940.

This includes, but is not limited to:

•	Exchange-traded funds (ETFs);
•	Options on securities, indexes, or currencies;
•	Limited partnership interests;
•	Foreign unit trusts and mutual funds; and
•	Private investment funds and hedge funds.

If there is any question as to whether an instrument is a Security or Reportable Security, consult the CCO.

Private Placement – Also known as a “Limited Offering,” an offering exempt from registration under Sections 4(a)(2) or 4(a)(6) of the Securities Act of 1933 or Regulation D.

Political Contribution – Any gift or anything of value made for political purposes.

Reportable Securities – All Securities, except those specifically excluded as Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

RIC – Registered Investment Company.

Research Report – Any report, newsletter, or publication that includes commentary, analysis, or recommendations regarding securities or markets.

Supervised Person – Any partner, officer, director, employee, or other individual associated with the Firm who is subject to the Firm’s supervision and control. This may include temporary workers, consultants, and independent contractors, as determined by the CCO based on access to sensitive or nonpublic information.

FIDUCIARY DUTY AND STANDARDS OF CONDUCT

This Code of Ethics is grounded in the principle that FAM and FS, as SEC-registered investment advisers, owe a fiduciary duty to their Advisory Clients and must place client interests ahead of their own.

The Firm must avoid activities, interests, and relationships that could interfere, or appear to interfere, with its ability to act in the best interests of Advisory Clients.

All Associated Persons are expected to act with competence, integrity, professionalism, and sound judgment in all interactions with clients, investors, subscribers, the public, third-party service providers, and fellow Associated Persons.

Associated Persons designated as Access Persons by a Registered Investment Company (“RIC”) must comply with the RIC’s Code of Ethics in addition to this Code.

The Firm expects all Associated Persons to adhere to the highest standards with respect to conflicts of interest. Neither the Firm nor any Associated Person may benefit at the expense of an Advisory Client. Any actual or potential conflict of interest, or any situation that could give rise to the appearance of a conflict, must be promptly reported to the CCO.

Guidelines for Professional Standards

All Associated Persons must adhere to the highest standards of professional conduct and comply with all applicable federal, state, and local securities laws and regulations.

Associated Persons must act with integrity, professionalism, and sound judgment in all aspects of their roles, including when interacting with clients, investors, subscribers, the public, third-party service providers, and fellow Associated Persons.

Fiduciary Duty and Client Interests

Associated Persons must place the interests of Advisory Clients ahead of their own and must not favor one client over another. Associated Persons may not engage in any activity that results in personal benefit at the expense of an Advisory Client.

Conflicts of Interest

Associated Persons must identify, avoid, and appropriately address actual or potential conflicts of interest. Any conflict, or situation that could give rise to the appearance of a conflict, must be promptly reported to the CCO.

Conflicts involving the Firm or its Associated Persons will be disclosed and managed in a manner that prioritizes the interests of Advisory Clients.

Compliance and Reporting

Associated Persons must promptly report any known or suspected violation of this Code or applicable laws to the CCO. Reports will be handled confidentially, and retaliation is prohibited.

Fraud and Misconduct

Associated Persons are prohibited from engaging in any fraudulent, deceptive, or manipulative practices, including providing false or misleading information or attempting to manipulate markets for personal gain.

Personal Conduct and Outside Activities

•	Associated Persons may not accept outside compensation without prior written approval from the CCO.
•	Associated Persons may not serve on the board of a publicly traded company without prior written approval from the CCO.
•	Associated Persons must avoid outside activities that could create conflicts of interest or interfere with their duties.

Personal Trading

All personal securities transactions must comply with this Code and be conducted in a manner that avoids actual or apparent conflicts of interest. Doubtful situations should be resolved in favor of Advisory Clients and in consultation with the CCO.

Associated Persons must not:

•	Trade in a manner that benefits themselves at the expense of Advisory Clients;
•	Use knowledge of Firm activities for personal gain; or
•	Engage in transactions that create the appearance of impropriety.

Associated Persons are subject to the Firm’s Insider Trading Policies and must not misuse material nonpublic information.

Confidentiality

Associated Persons must maintain the confidentiality of all nonpublic information, including information regarding Firm activities, research, and securities transactions. Such information may not be shared outside the Firm except as required in the ordinary course of business or with prior approval from the CCO.

Prohibited Transactions with Clients

Associated Persons may not:

•	Buy securities from or sell securities to an Advisory Client without prior written approval from the CCO; or
•	Provide or receive loans from Advisory Clients.

CODE OF ETHICS COMPLIANCE AND ADMINISTRATION

The CCO is responsible for administering this Code of Ethics (the “Code”) and overseeing compliance by all Associated Persons.

All questions regarding the Code should be directed to the CCO. Associated Persons must cooperate fully with the CCO to enable the Firm to comply with applicable federal securities laws and to support the CCO in fulfilling their responsibilities under the Code.

Reporting Requirements

Access Persons are required to complete certain reporting forms under this Code. Information regarding these forms, including instructions and copies, is available from the CCO.

Code Distribution and Acknowledgment

The Firm will provide a copy of this Code to each Associated Person upon commencement of employment or engagement and following any material amendments.

All Associated Persons must acknowledge in writing that they have received, read, understand, and agree to comply with the Code. Associated Persons will also be required to acknowledge any material changes to the Code.

Whistleblower Protection

Nothing in this Code prohibits or impedes any Associated Person or former Associated Person from reporting a possible securities law violation directly to the U.S. Securities and Exchange Commission (“SEC”) or any other regulatory authority.

The Firm will not retaliate against any individual for making such a report in good faith.

Escalation of Concerns

Associated Persons are encouraged to raise any compliance concerns with their direct supervisor. If an Associated Person is uncomfortable doing so, or if the concern is not appropriately addressed, the matter should be escalated to the CCO. If the concern involves the CCO, it should be escalated to a senior officer of the Firm.

Annual Review and Updates

The Firm will review this Code at least annually and make updates as necessary to reflect changes in applicable laws, regulations, or business practices.

Any amendments will be distributed to all Associated Persons.

Regulatory Disclosure

FAM and FS will describe their Code of Ethics in Part 2A of Form ADV and, upon request, will provide a copy of the Code to Advisory Clients.

All such requests should be directed to the CCO.

Recordkeeping

The CCO will maintain a current copy of this Code, as well as prior versions and related records, in accordance with the Firm’s recordkeeping policies.

PERSONAL TRADING POLICIES

Personal Securities Transactions

All personal trading by Access Persons must be conducted in a manner consistent with the Firm’s fiduciary obligations and applicable securities laws. Transactions must avoid both actual conflicts of interest and the appearance of impropriety.

Excessive trading, trading that interferes with job responsibilities, or trading that may violate insider trading or anti-manipulation rules is prohibited.

Covered Accounts

This Code applies to all Reportable Securities and all accounts in which an Access Person has direct or indirect Beneficial Ownership (“Covered Accounts”), including accounts held by immediate family or household members.

Access Persons must consult the CCO before excluding any account based on lack of control or influence.

Reportable Securities

Access Persons must report transactions and holdings in all Reportable Securities, which include all Securities except:

•	U.S. government obligations;
•	Bankers’ acceptances, CDs, commercial paper, and high-quality short-term debt;
•	Money market funds;
•	Open-end mutual funds not advised by the Firm or its affiliates;
•	529 plans; and
•	Unit investment trusts invested exclusively in unaffiliated mutual funds.

Exchange-traded funds (ETFs) are Reportable Securities.

Reporting Requirements

Access Persons must submit the following reports:

Initial Reports (within 10 days of becoming an Access Person):

•	All Covered Accounts; and
•	All Reportable Securities holdings.

Annual Reports (by January 31):

•	All Covered Accounts; and
•	All Reportable Securities holdings as of year-end.

Quarterly Reports (within 30 days of quarter-end):

•	All transactions in Reportable Securities; and
•	Any new accounts opened during the quarter.

Reports must be submitted even if there is no activity.

Duplicate brokerage statements may be used in lieu of manual reporting, provided they contain all required information and are delivered timely to the CCO.

Exceptions

Access Persons are not required to report:

•	Transactions under automatic investment plans (unless overridden); or
•	Accounts over which the Access Person has no direct or indirect influence or control, as approved in writing by the CCO.

All such exceptions must be documented and reviewed at least annually.

Prohibited and Restricted Transactions

Access Persons may not:

•	Participate in initial public offerings (IPOs) without prior written approval from the CCO;
•	Invest in private placements without prior written approval;
•	Trade securities on the Firm’s restricted list; or
•	Engage in investment clubs without prior approval.

Restricted List

The CCO maintains a restricted list of securities subject to trading limitations, including securities referenced in Firm research. Access Persons may not trade such securities for a defined period before and after publication or other Firm activity.

Timing of Personal Transactions

Access Persons with knowledge of Firm trading activity or investment decisions may not trade ahead of client transactions (“front-running”) or otherwise benefit from such knowledge.

Where the Firm is trading or considering trading a security, Access Persons must refrain from trading that security until the Firm’s activity is completed or abandoned.

Additional blackout periods may apply in connection with research publications or other Firm activity.

Pre-Clearance

Pre-clearance is required for:

•	IPOs; and
•	Private placements.

The CCO may require pre-clearance for additional transactions based on risk or observed activity.

Review and Monitoring

The CCO will review personal trading activity at least quarterly and maintain records of such reviews. Trading activity will be monitored for:

•	Conflicts with Advisory Client transactions;
•	Short-term or excessive trading;
•	Use of material nonpublic information; and
•	Violations of Firm policies.

The Firm may require reversal, cancellation, or restriction of any transaction deemed improper. CCO transactions will be reviewed by a designated alternate.

Case-by-Case Exemptions

The CCO may grant exceptions to these policies on a case-by-case basis where no actual or apparent conflict of interest exists. All such exceptions must be documented.

Recordkeeping

The Firm will maintain all required records relating to personal trading, reports, approvals, and reviews in accordance with applicable regulatory requirements.

SANCTIONS AND REPORTING VIOLATIONS OF THE CODE

Disciplinary Responses

The CCO is responsible for administering disciplinary responses to violations of this Code of Ethics (the “Code”) and related Firm policies. All determinations will be made on a case-by-case basis, taking into account the nature and severity of the violation.

Violations of this Code or other Firm policies may result in disciplinary action, including, without limitation:

•	Reversal or cancellation of personal trades;

•	Disgorgement of profits or gifts;
•	Written warnings or letters of caution;
•	Suspension of personal trading privileges;
•	Monetary fines;
•	Suspension of employment (with or without compensation);
•	Referral to regulatory or law enforcement authorities; and/or
•	Termination of employment.

Violations may also subject the individual to civil, regulatory, or criminal penalties.

No Associated Person may determine whether they have committed a violation or impose discipline on themselves. All determinations and disciplinary actions will be administered by the CCO in accordance with applicable laws and Firm policies.

Reporting Violations

All Associated Persons are required to promptly report any known or suspected violations of this Code or applicable laws to the CCO.

Reports will be handled as confidentially as practicable. The Firm will not retaliate against any individual who reports a concern in good faith.

Investigation and Recordkeeping

The CCO is responsible for investigating all reported or suspected violations and will maintain appropriate records of such investigations and their outcomes.

The Firm will take appropriate action based on the findings of each investigation and will comply with any applicable regulatory reporting obligations.

INSIDER TRADING POLICY

Definitions

Material Information

“Material information” is any information that a reasonable investor would consider important in making an investment decision or that would be likely to have a significant effect on the price of a security.

Examples of material information include, but are not limited to:

•	Earnings results or changes in earnings estimates;
•	Dividend changes;
•	Mergers, acquisitions, or tender offers;
•	Significant litigation or regulatory actions;
•	Financial distress or liquidity issues; and
•	Changes in senior management.

Material information may relate to a specific company, multiple companies, or broader market activity. It may also include information about the Firm’s own research, publications, or trading activity that has not yet been made public.

Material information applies to all types of financial instruments, including equities, fixed income, derivatives, and other securities.

Non-Public Information

Information is considered “non-public” until it has been broadly disseminated to the investing public through recognized channels and sufficient time has passed for the market to absorb the information.

Examples of public dissemination include filings with the U.S. Securities and Exchange Commission and publication through widely accessible media outlets such as major financial news services.

Information is not considered public if it has been selectively disclosed to a limited audience.

Non-public information may be communicated through various means, including in person, in writing, by telephone, email, messaging platforms, or social media. Regardless of the method of transmission, if the information has not been broadly disseminated, it must be treated as non-public.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information.

Purpose

The purpose of this Insider Trading Policy is to educate Associated Persons regarding insider trading and to detect and prevent the misuse of material, non-public information (“MNPI”).

Insider trading generally refers to trading securities while in possession of MNPI or communicating MNPI to others who may trade on that information.

Prohibition on Insider Trading

Associated Persons are strictly prohibited from:

•	Trading securities while in possession of MNPI; or
•	Communicating MNPI to any person who may use such information to trade.

This prohibition applies to trading for personal accounts, accounts of others, or on behalf of the Firm.

If you possess MNPI, you must not trade or share the information under any circumstances.

Use and Disclosure of MNPI

MNPI may only be shared with individuals who have a legitimate business need to know and only in accordance with applicable confidentiality obligations and information barriers.

All confidentiality agreements involving MNPI must be reviewed and approved in advance by the CCO. Selective disclosure of non-public information is prohibited.

Receipt of MNPI

Associated Persons must exercise caution when receiving information from any source, including issuers, clients, service providers, or third parties.

If an Associated Person believes they may have received MNPI, they must:

•	Immediately refrain from trading in the relevant securities; and
•	Promptly notify the CCO.

The CCO will determine whether the information constitutes MNPI and what restrictions, if any, are required.

The CCO will document such determinations and implement appropriate safeguards, including restricted lists or trading prohibitions where necessary.

Third-Party and Insider Relationships

Associated Persons must be especially cautious when interacting with individuals who may have access to MNPI, including:

•	Employees or former employees of issuers;
•	Investment bankers, consultants, or advisors;
•	Attorneys or accountants;
•	Individuals with board or creditor committee roles; or
•	Personal contacts with access to confidential information.

Information obtained from third parties must be evaluated carefully. If there is any indication that such information may be MNPI, the Associated Person must consult the CCO before taking any action.

Firm Research and Information

Non-public information regarding the Firm’s research, publications, or investment activity must not be shared externally except for legitimate business purposes and in accordance with Firm policies.

Improper dissemination of such information may create conflicts of interest and violate applicable laws.

Rumors and Market Conduct

Associated Persons are prohibited from creating, spreading, or acting on rumors intended to manipulate securities prices or markets.

Appropriate communications with market participants are permitted but must be conducted responsibly and in compliance with applicable laws.

Responsibilities and Escalation

Associated Persons must promptly report any concerns regarding potential MNPI or insider trading to the CCO.

When in doubt, Associated Persons should consult the CCO prior to taking action.

Penalties

Violations of insider trading laws and this Policy may result in severe consequences, including:

•	Civil penalties and injunctions;

•	Criminal fines and imprisonment;
•	Disgorgement of profits;
•	Regulatory sanctions; and
•	Disciplinary action by the Firm, including termination.

These penalties may apply even if the individual did not personally benefit from the violation.

GIFTS AND ENTERTAINMENT

Policies and Procedures

Associated Persons must consult the CCO with any questions regarding the application of this policy, including whether gifts or entertainment require pre-clearance or reporting.

General Standard

Associated Persons must not give or accept gifts or entertainment that are excessive, inappropriate, or could reasonably be perceived as influencing business decisions or creating a conflict of interest.

Gift Giving

Associated Persons must obtain prior written approval from the CCO before giving any gift valued in excess of $100 to any client, investor, subscriber, prospect, vendor, or other business contact.

Cash gifts or gifts provided in exchange for client referrals are prohibited unless specifically permitted under the Firm’s Cash Payment for Client Solicitation policy.

Entertainment Giving

Associated Persons must obtain prior written approval from the CCO before providing entertainment valued in excess of $100.

Reasonable and customary business entertainment is permitted, provided it is not excessive and complies with this policy.

Receipt of Gifts and Entertainment

Associated Persons must not accept gifts or entertainment that are excessive or inappropriate. Gifts or entertainment received with a value exceeding $100 must be promptly reported to the CCO. The $100 threshold applies on a per-person, per-year basis and includes aggregate gifts or entertainment. Items received on behalf of the Firm (e.g., shared gift baskets) do not require reporting.

Reporting Requirements

All reportable gifts and entertainment must be documented using the Gifts and Entertainment Reporting Form.

Special Situations

Labor Union Officials

Gifts or entertainment provided to labor unions or union officials exceeding $250 in a fiscal year must be reported to the CCO and may require reporting on Department of Labor Form LM-10.

Foreign Government Officials (FCPA)

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value to foreign government officials or entities to obtain or retain business.

Associated Persons must report all gifts and entertainment involving foreign government officials or entities, regardless of value, using the Gifts and Entertainment Reporting Form.

Political Contributions

Associated Persons must obtain pre-clearance from the CCO prior to making any political contribution of $250 or more.

All political contributions, regardless of amount, must be reported to the CCO on a quarterly basis.

These requirements are designed to ensure compliance with applicable pay-to-play regulations.

Agreement to Abide by Code of Ethics

This Agreement is entered into between Fairlead Holdings LLC (“Holdings”), Fairlead Asset Management LLC (“FAM”), and Fairlead Strategies LLC (“FS”) (collectively, the “Firm”) and the Associated Person identified below.

By signing this Agreement, I acknowledge and certify that:

•	I have received a copy of the Firm’s Code of Ethics;
•	I have read and understand the Code of Ethics; and
•	I agree to comply with the Code of Ethics and any amendments thereto.

I further certify that I have complied, and will continue to comply, with the Firm’s personal securities transactions reporting requirements. This includes directing each broker with whom I maintain a Covered Account holding Reportable Securities to provide duplicate copies of account statements to the Firm’s Chief Compliance Officer (“CCO”) or otherwise satisfying the reporting requirements in accordance with the Code of Ethics.

I also certify that I will promptly disclose to the CCO any legal or disciplinary events involving me, including any actions, investigations, or fines by any regulatory authority or self-regulatory organization.

Signature: _______________________________

Name (Print): _____________________________

Date: ____________________________________

Associated Persons Report

As of March 25, 2026

This report identifies all Associated Persons of the Firm and their status under the Code of Ethics.

“Access Person” refers to individuals who have access to nonpublic information regarding securities recommendations or client transactions, or who are involved in making such recommendations.

“Code of Ethics Acknowledgment” indicates whether the individual has received, reviewed, and acknowledged the Firm’s Code of Ethics.

Name	Title	Code of Ethics	Acknowledgment	Access Person
Katherine Stockton	Founder	[x] Yes	[ ] No	Yes
Dan Wychulis	COO / CCO	[x] Yes	[ ] No	Yes
Will Tamplin	Senior Analyst	[x] Yes	[ ] No	Yes
Chris Olsen	Junior Analyst	[x] Yes	[ ] No	No
Tom Herrick	Head of Distribution	[x] Yes	[ ] No	No

Personal Securities Trading Request Form

Name:

Details of Proposed Transaction: __________________

Date of Transaction: ______________	Purchase	☐	Sale	☐

Indicate Name of Issuer and Symbol: ______________

_____________________________

Type of Security: ______________

Quantity of Shares or Units: _____

Price Per Share/Unit: _____

Approximate Dollar Amount: $ _____

Account: ______________

Date of Request: ____________________________________

You may ☐ / may not ☐ execute the proposed transaction described above.

Authorized Signature: ____________________________________

Date of Response: ____________________________________

Annual Certification of Compliance

For the Personal Securities Transactions Disclosure Requirements
and Code of Ethics for Fairlead Asset Management

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Fairlead Holdings LLC, I certify that during the year ending December 31, 2026:

_____I have reported all Reportable Securities holdings in which I have Beneficial Ownership.

_____I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions that are exempt from pre-clearance or those for which I have received a written exception from the Chief Compliance Officer.

_____I have reported all Reportable Securities transactions in which I have Beneficial Ownership, except for transactions which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

_____I have complied with the Code of Ethics in all other respects.

Print Name:

Signature:

Dated:

Gifts and Entertainment Reporting Form

I received a gift or entertainment ☐

Or

I gave a gift or entertainment ☐

Describe the gift or entertainment: ____________________________________________________________

Approximate cost or value (whichever is higher): ______________

Third-party giver or recipient: ________________________________________________________________

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity: _______________________________________________________

Describe the relationship between the third party and yourself and/or the Company. If known, describe the reason that the gift or entertainment was given or received:

_____________________________________________________________________________________________

_______________________________________________________________________________________

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value:

______________________________________

______________________________________

______________________________________

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes ☐ No ☐

Signature	Date

Print Name

Reviewer Use Only

Approved	Not Approved

Reviewed by:

Title:

Date:

Additional Notes (if needed):